                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]


Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
                                         Only (as Permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                     GLOBAL INDUSTRIAL TECHNOLOGIES, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



                     GLOBAL INDUSTRIAL TECHNOLOGIES, INC.
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                     GLOBAL INDUSTRIAL TECHNOLOGIES, INC.
                         2121 SAN JACINTO, SUITE 2500
                              DALLAS, TEXAS 75201

                               ----------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

                           TO BE HELD MARCH 19, 1997

TO THE SHAREHOLDERS:

  The Annual Meeting of Shareholders of Global Industrial Technologies, Inc., a Delaware corporation, will be held at the Horchow Auditorium, Dallas Museum of Art, 1717 North Harwood, Dallas, Texas, on Wednesday, March 19, 1997, at 10:00 a.m., for the following purposes:

    1. To elect two Class II Directors to serve for a three-year term or until their successors are elected and qualified; and

    2. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

  Only shareholders of record at the close of business at January 27, 1997, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

  We hope you will be represented at the meeting. Please sign and return the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important. The Board of Directors of the Company appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

                                          By Order of the Board of Directors

                                          Graham L. Adelman
                                          LOGO
                                          Senior Vice President, General
                                           Counsel and Secretary

Dallas, Texas
February 4, 1997


 WHETHER OR NOT YOU INTEND TO BE PRESENT AT THIS MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE. A REPLY ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES, IS PROVIDED FOR THIS PURPOSE. YOUR IMMEDIATE ATTENTION IS REQUESTED IN ORDER TO SAVE YOUR COMPANY ADDITIONAL SOLICITATION EXPENSE.

                     GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                         2121 SAN JACINTO, SUITE 2500
                              DALLAS, TEXAS 75201

                              PROXY STATEMENT FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD MARCH 19, 1997

  The enclosed proxy is solicited on behalf of the Board of Directors of Global Industrial Technologies, Inc. (the "Company" or "Global") for use at the Annual Meeting of Shareholders to be held Wednesday, March 19, 1997, at 10:00 a.m., at the Horchow Auditorium, Dallas Museum of Art, 1717 North Harwood, Dallas, Texas, and at any and all postponements and adjournments of the meeting. The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is February 4, 1997.

                     OUTSTANDING SHARES AND VOTING RIGHTS

  The close of business January 27, 1997, is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At January 27, 1997, the Company had outstanding and entitled to vote at the meeting 22,707,315 shares of Common Stock. Each share entitles the holder to one vote.

  If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares in favor of the proposals specified in the attached notice.

  Sending a signed proxy will not affect the shareholder's right to attend the Annual Meeting and vote in person since the proxy is revocable. The grant of a later proxy revokes this proxy. The presence at the meeting of a shareholder who has been given a proxy does not revoke the proxy unless the shareholder votes the shares subject to the proxy by written ballot or files written notice of the revocation with the secretary of the meeting prior the proxy being voted.

  The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters which the Company does not know about a reasonable time before the proxy solicitation and are properly presented at the meeting; (ii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; and (iii) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

  Subject to a quorum, the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of Directors. Votes will be tabulated by an inspector of election appointed by the Company's Board of Directors. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate.

                             ELECTION OF DIRECTORS

  The Company's Restated Certificate of Incorporation provides that there shall be three classes of Directors of as nearly equal size as possible, each class being elected for a three-year term and only one class being elected each year. The Board of Directors has nominated Rawles Fulgham and J. L. Jackson for election to the Board of Directors for three year terms expiring at the Annual Meeting of Shareholders in 2000 or until their successors are elected and qualified. Messrs. Fulgham and Jackson are incumbents whose current terms commenced upon their election by the shareholders of the Company on March 16, 1994. Unless otherwise instructed, it is intended that the shares represented by the enclosed proxy will be voted for the election of the two nominees.

  The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In the event that any nominee shall become unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the persons named in the enclosed proxy unless the Board should determine to reduce the number of Directors pursuant to the Restated Certificate of Incorporation of the Company.

                                                                         YEAR
                                      BUSINESS EXPERIENCE               FIRST
                                    DURING PAST 5 YEARS AND            ELECTED
        NAME (AGE)                     OTHER INFORMATION               DIRECTOR
        ----------                  -----------------------            --------
NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING 2000
 Rawles Fulgham (69)       Senior Advisor, Merrill Lynch & Co. Inc.,     1992
                            financial services, Dallas, Texas, since
                            September 1989; Advisor to certain
                            Committees of the Board of Directors of
                            Dorchester Hugoton Limited since
                            September 1995; Executive Director,
                            MerrillLynch Private Capital, Inc.,
                            private financings, from August 1982 to
                            September 1989. Director, BancTec, Inc.,
                            NCH Corporation, and Dresser Industries,
                            Inc.
 J. L. Jackson (64)        Chairman of the Company since January 1,      1992
                            1994; Chief Executive Officer of the
                            Company since October 1993; President
                            from July 1994 to December 1995; Vice
                            Chairman of the Company from October
                            1993 to December 1993; for more than
                            fiveyears, business consultant to the
                                                                              petroleum industry; President and Chief
                            Operating Officer, Diamond Shamrock
                            Corporation, 1983-1986.

CONTINUING DIRECTORS-TERM EXPIRING 1998
 David H. Blake (56)       Executive Vice President of Playoff           1992
                            Corporation, publisher of sports trading
                            cards and games, and WrapIt Corporation,
                            packaging supplies and services, since
                            January 1996; Dean, Edwin L. Cox School
                            of Business, Southern
                            MethodistUniversity, from January 1990
                            to December 1996; Dean and Professor,
                            Graduate School of Management, Rutgers-
                            The State University of New Jersey,
                            January 1983 to December 1989.
 Richard W. Vieser (69)    Chairman of the Board, President and          1992
                            Chief Executive Officer, FL Industries,
                            Inc., electrical equipment and high
                            efficiency industrial and commercial
                            heating and cooling equipment, June 1985
                            until retirement November 1989;
                            Chairmanof the Board, President and
                            Chief Executive Officer, Lear Siegler,
                            Inc., March 1987 until retirement
                            November 1989; Chairman and Chief
                                                                              Executive Officer, FL Aerospace Corp.,
                            September 1986 until retirement November
                            1989. Director, Ceridian Corporation
                            (formerly Control Data Corporation),
                                                                              Dresser Industries, Inc., Sybron
                            Corporation and Varian Associates, Inc.
CONTINUING DIRECTOR-TERM EXPIRING 1999
 Samuel B. Casey, Jr. (69) Chairman of the Board, Dixon Ticonderoga      1992
                            Company, manufacturer and marketer of
                            writing products, October 1985 until
                            retirement February 1989. Director,
                            Dresser Industries, Inc. and Dixon
                            Ticonderoga Company.

           ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

  The Board of Directors has standing Audit and Finance, Executive Compensation and Executive Committees and a Committee on Directors. During fiscal 1996, there were eight meetings of the Board of Directors, one of which was attended by telephone. Attendance by Directors at meetings of the Board and its Committees was 100% in 1996.

  The Audit and Finance Committee consists of Messrs. Casey (Chairman), Blake, Fulgham and Vieser. The functions of the Committee, which held three meetings during fiscal 1996, are to recommend to the Board of Directors independent accountants, whose duty it is to audit the books and accounts of the Company and its subsidiaries for the fiscal year for which they are appointed, and to review the scope and results of the annual audit activities of the independent accountants and the Company's internal auditors.

  The Executive Compensation Committee is composed of Messrs. Vieser (Chairman), Blake, Casey and Fulgham. The Committee, which held five meetings during fiscal 1996, reviews the performance of the Chief Executive Officer, reviews and recommends to the Board salaries of officers, reviews the performance of key employees of the Company, and administers the Company's executive compensation plans.

  The Executive Committee, consisting of Messrs. Jackson (Chairman), Fulgham, and Vieser, exercises all powers, except to the extent limited by law, of the Board of Directors during the intervals between meetings of the Board of Directors. The were no Executive Committee meetings held during fiscal 1996.

  The Committee on Directors develops and recommends to the Board of Directors criteria for the selection of candidates for Director and considers and recommends to the Board nominees for election as Directors to be proposed on behalf of the Board of Directors at the annual meeting of shareholders. The Committee, which held one meeting during fiscal 1996, also considers Director nominees recommended by shareholders. Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Secretary of the Company. The Committee also advises the Board concerning the qualifications of candidates for the positions of Chairman of the Board and Chief Executive Officer. The Committee is composed of Messrs. Fulgham (Chairman), Blake, Casey and Vieser.

  A Director who is an employee of the Company receives no fees or remuneration, as such, for services as a member of the Board of Directors or any Committee of the Board. During fiscal 1996, each Director of the Company who was not an employee received an annual retainer of $20,000 for Board membership, $2,500 for each Committee membership, $1,000 for service as Chairman of a Committee, and $1,000 for each day on which one or more meetings of the Board of Directors or any Committee thereof was attended. A fee of $350 was paid for Board or Committee meetings attended by telephone. In addition, each non-employee Director may be paid a fee of $1,000 for each day on which he is engaged in Company business, other than attendance at meetings of the Board of Directors or any Committee thereof, at the request of the Chairman of the Board.

  Under the Global Industrial Technologies, Inc. 1993 Directors Stock Incentive/Retirement Plan, each non-employee Director was granted on December 15, 1993, a non-qualified option to purchase 8,000 shares of Common Stock at a price of $14.56, which was the fair market value of the Common Stock on that date (average of the high and low selling prices). On April 1, 1994, and April 1, 1996, each non-employee Director was granted an additional non-qualified option to purchase 4,000 shares of Common Stock at a price equal to its then fair market value of $13.69 and $24.50, respectively. Pursuant to the Plan, on April 1, 1998, each non-employee Director will also be granted a non-qualified option to purchase 4,000 shares at a price equal to the fair market value of Common Stock on the day of grant. All options become exercisable six months after the date of grant and expire ten years after the grant date or one year following the retirement, disability or death of a Director to whom granted. Directors must retain ownership of 50% of the shares they receive upon exercise for 10 years or, if sooner, until six months after retirement from the Board.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table shows, as of September 30, 1996, certain information regarding those persons known to the Company to have been the beneficial owners on such date of more than 5% of the Common Stock then outstanding.

       NAME AND ADDRESS OF                                   NUMBER OF SHARES OF PERCENT OF
        BENEFICIAL OWNER                                     COMMON STOCK OWNED    CLASS
       -------------------                                   ------------------- ----------
Prudential Insurance Company of America.....................    2,269,200(1)       10.04%
 19 Prudential Plaza
 Newark, New Jersey 07102
Pioneering Management Corporation...........................    1,699,300(1)        7.52%
 60 State Street
 Boston, Massachusetts 02109
David L. Babson & Co., Inc. ................................    1,364,650(2)        6.04%
 One Memorial Drive
 Cambridge, Massachusetts 02142
C. S. McKee & Company Inc. .................................    1,326,284(1)        5.87%
 One Gateway Center
 Pittsburgh, Pennsylvannia 15222
Mellon Bank Corporation.....................................    1,162,174(3)        5.14%
 One Mellon Bank Center
 Room 1935
 Pittsburgh, Pennsylvannia 15258

--------
(1) Based upon a Form 13F filed with the Securities and Exchange Commission on or about November 16, 1996.
(2) Based upon a Form 13F filed with the Securities and Exchange Commission on or about November 16, 1996, in which voting authority with respect to all shares was disclaimed.
(3) Based upon a Form 13F filed with the Securities and Exchange Commission on or about November 16, 1996, in which voting authority with respect to 104,580 of such shares was disclaimed.

  The following table states the number of shares of Common Stock of the Company owned by each current Director and nominee and by all Directors and officers as a group as of December 31, 1996. No Director or officer beneficially owned more than 1% of the 22,699,290 Shares of Common Stock outstanding on such date. The number of shares beneficially owned by all Directors and officers as a group represented 3.2% of the Common Stock which would then have been outstanding if all options exercisable by such persons before March 1, 1997 had been exercised. Each individual named has sole investment and voting power with respect to the securities shown.

    NAMES                                        SHARES OWNED(1) STOCK UNITS(2)
    -----                                        --------------- --------------
   J. L. Jackson................................     215,636         58,963
   Donald C. Mielke.............................     115,227         19,951
   David H. Blake...............................      17,000              0
   Samuel B. Casey, Jr..........................      16,699              0
   Rawles Fulgham...............................      22,000              0
   Richard W. Vieser............................      51,633              0
   Graham L. Adelman............................      41,800          7,894
   Juan M. Bravo................................      33,335          7,396
   Thomas R. Hurst..............................      51,582         14,378
   All Directors, nominees and officers as a
    group
    (15 persons)................................     728,805        137,549

--------
(1) Includes the following shares subject to options and related restricted incentive stock awards granted to persons included in the table under various incentive compensation plans of the Company, including options exercisable on or within sixty days after December 31, 1996; 205,550 shares for Mr. Jackson; 106,550 shares for Mr. Mielke; 13,500 shares for Mr. Adelman; 29,000 shares for Mr. Bravo; 51,450 shares for Mr. Hurst; 16,000 shares for each of Messrs. Blake, Casey, Fulgham and Vieser; and 610,970 shares for all Directors and officers as a group. Such shares are considered to be beneficially owned under the rules of the Securities and Exchange Commission and are considered to be outstanding for the purpose of calculating percentage ownership.
(2) Stock Units represent shares of Common Stock which may be distributable after termination of employment to persons included in the table who have deferred payment of annual incentive compensation pursuant to the Company's Deferred Compensation Plan. Stock Units represent an additional exposure of such persons to changes in the value of Common Stock which is not reflected in the column "Shares Owned." See "Report of Executive Compensation Commitee--Policies Applicable to All Executive Officers-- Stock Ownership Requirements."

  The Board of Directors adopted a Stock Ownership Requirements Policy in January 1994. See "Report of Executive Compensation Committee"). At December 31, 1996, the total Shares Owned and Stock Units of Directors and officers, as a group, was 866,354 or approximately 216% of the 401,010 Shares Owned and Stock Units of Directors and officers on December 31, 1993.

                  REPORT OF EXECUTIVE COMPENSATION COMMITTEE

  The Executive Compensation Committee is responsible for all components of the compensation program for the executive management team, including the named executive officers. The Committee is comprised of outside directors elected to the Board. This Committee administers and reviews the executive compensation plans to meet the needs of the shareholders and the Global organization.

  The overall tenet of the Company's compensation plan is to provide a competitive compensation program to recruit, motivate, reward and retain the caliber of executive talent necessary to provide long-term growth opportunity for the shareholders and employees. The competitive levels of the compensation programs are reviewed by the Executive Compensation Committee using external sources of market information and analysis provided by outside compensation consultants. Changes to the programs are made if appropriate to cause compensation to be more closely linked to the interests of the shareholders.

  The Committee considers an officer's total compensation package whenever a change is made to any individual component. Base salary levels impact awards granted under the short-term incentive plans and the number of shares for which stock options are granted.

                 POLICIES APPLICABLE TO ALL EXECUTIVE OFFICERS

  Stock Ownership Requirements. As a means to develop more officer and management ownership in the Company, the Board of Directors approved the Company's Stock Ownership Requirements Policy in January 1994. This policy establishes stock ownership and retention levels for officers and other managers which are stated as multiples of their base salaries. The Stock Ownership Requirements Policy also provides that at least 50% of any annual incentive payment to which an officer is entitled must either be invested in Common Stock or credited in the form of Stock Units under the Company's Deferred Compensation Plan until such time as the officer's ownership requirements are satisfied. In addition, at least 25% of any shares acquired by an officer upon exercise of stock options must be retained until such requirements have been met. After having attained the required ownership, an officer must continue to meet the requirement until retirement or termination.

  The required ownership level for the Chairman and Chief Executive Officer is
3.5 times annual base salary. Accordingly, Mr. Jackson is required to acquire and retain, until retirement or termination, beneficial ownership of Common Stock or Stock Units with a market value equivalent to $1,925,000. As of December 31, 1996, he had attained 80% of this requirement. The other executive officers have ownership requirement levels ranging from 1.5 to 2.5 times their annual base salaries, or $3,415,000 in aggregate. As of December 31, 1996, 76% of this requirement had been met, in aggregate, by executive officers other than Mr. Jackson.

  Base Salary and Annual Bonus. Each of the Company's executive officers receives a base salary and has an opportunity to earn an annual incentive payment. Under Global's Incentive Compensation Plan for Officers and Headquarters Staff ("Headquarters Plan"), payments, if any, to participants are based upon attainment during the fiscal year of financial performance targets for the Company. Under the Division Executive Incentive Plan ("Division Plan"), payments to officers who are also Division Presidents are determined based primarily upon financial performance objectives for the Company's major business units.

  The Headquarters Plan and Division Plan ("Plans") enable the Committee to provide incentives for participants to contribute each year to growth in Company earnings and other financial and nonfinancial goals. Pursuant to Board authorization, funds available for distribution for 1996 under the Headquarters Plan could equal up to 4% of the Company's net after tax profit, adjusted for unusual items, provided that net earnings, as adjusted, constituted at least a threshold return on shareholders' equity. Financial performance targets for 1996 under the Headquarters Plan were based on attainment of a targeted return upon shareholders' equity for the fiscal year. For 1996, funds equal to up to 6% of net after tax profits were authorized for payments under the Division Plan. Major business unit financial performance targets for 1996 were based upon proposals submitted to the Committee by the Chief Executive Officer and Chief Operating Officer which, in turn, reflected the annual operating plans prepared for those business units. The targeted return on shareholders' equity for 1996 as well as the 1996 business unit financial performance measures were determined by the Committee, which may revise performance objectives to reflect unanticipated, significant changes in the Company's businesses during a plan year.

  It has been the policy of the Committee to establish a base salary range for each executive officer position and a midpoint for the range which would place the base salary of that position in approximately the 50th percentile of market salary. In considering base salary changes, the Committee reviews the performance of each named officer, the recent financial performance of the Company, and the position of the officer's current salary in the established range. While the Company participates in several compensation surveys, the primary survey used to determine the salary range and midpoint for executive officers is prepared by a major consulting firm with data from 300 U.S. manufacturing corporations, including approximately half of the Fortune 500. The compensation levels of Global executives are compared to executives of companies with similar revenue levels.

Survey data is reviewed both on a consolidated industry basis, as well as more specific industry groupings of multiple industry companies and metalworking/fabricating companies. The Committee also determines annually a target incentive opportunity for each executive officer which would place that officer at about the 50th percentile of market annual incentive compensation determined by reference to the previously mentioned surveys.

  Executive officer base salary increases of approximately 5% on average were approved by the Committee in 1996. If no incentive payment is earned under the Plans, it is expected that an executive officer's base salary alone will place the officer below the 35th percentile of total annual market compensation.

  In addition to 10 officers, 86 other employees participated in the Plans during 1996. The amount earned by each participant was related to the extent to which the financial criteria established by the Committee were achieved. For 1996, approximately 97% of the Company objective was attained and from 34% to 155% of the objectives of each business unit were achieved. The Board of Directors, in the case of the Chief Executive Officer, and the Chief Executive Officer with respect to the other executive officers of the Company, has discretion to increase or reduce payments otherwise earned under the Plans by a participant based upon individual performance. Adjustments, positive and negative, of up to $23,200 were made to individual executive officer payments for the 1996 plan year.

  As stated above, the Stock Ownership Requirements Policy adopted by the Board of Directors requires officers to invest at least 50% of any payments to which they are entitled under the Plans in Global Common Stock or Stock Units until such time as their ownership requirements are met and to maintain such ownership levels until retirement or termination.

  Stock Option Program. Executive officers also are eligible to receive stock option grants under the Company's 1992 Stock Compensation Plan ("Stock Plan") which is intended to encourage them to take actions which will result in realization by shareholders of an attractive return on their Common Stock investment. The Committee believes that stock option grants, in combination with the Company's Stock Ownership Requirements Policy, are an effective means of aligning executive compensation with shareholder interests. Generally, the Committee grants options to executive officers for a number of shares which is above the average levels for other companies of similar size because of stock ownership requirements.

  The Committee granted officers options during 1996 under the Stock Plan to purchase 157,000 shares of Common Stock for $17.19 to $19.25 per share, the market prices at the dates of grant. Each option is fully exercisable six months after the grant date and expires ten years after the date of grant. The number of shares for which options were granted to each executive officer is based upon the officer's position and base salary and individual performance as well as the Company's emphasis on and requirement for officer stock ownership. The number of shares subject to outstanding options previously granted to a Stock Plan participant are not taken into consideration.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Since Mr. Jackson's election as Chief Executive Officer in October 1993, greater emphasis has been placed upon profitable growth, the Company's operations have become more decentralized, and a strategy has been pursued of redeploying the value of the Company's assets into businesses with greater earnings and cash flow growth potential than those in which it had previously participated. Moreover, Mr. Jackson has made a consistent effort to communicate the values of care, honesty, integrity and trust to employees and to promote a "win-win-win partnership" among shareholders, employees and customers of the Company.

  Mr. Jackson's base salary and bonus opportunity under the Plan for 1996 were determined by the Committee in accordance with the policies described above. He received an annual base salary increase of $50,000 during the year and his incentive payment for 1996 of $350,000 was directly related to generation by the Company of an adjusted return on shareholders' equity for the year equal to approximately 97% of the target which had been set by the Committee. Mr. Jackson has invested approximately 43% of this incentive payment in Stock Units under the Company's Deferred Compensation Plan. He elected to so invest 100% of his 1994 incentive award and 60% of his 1995 incentive award. None of his Stock Units may be distributed until after his retirement or termination.

  Mr. Jackson was granted a stock option under the Stock Plan for 34,250 shares in July 1996. The Committee granted the option for fewer shares than the number determined in the manner described above in view of a significant decrease in the price of the Common Stock during the first half of the year.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

  Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid during a year to a public company's chief executive officer and its four other most highly compensated executed officers to $1 million, unless specified conditions are met. Certain performance-based compensation is not subject to the deduction limitation. The Company did not have nondeductible compensation expense during 1996 and is not expected to have such in 1997. Nevertheless, the Committee intends to review this matter from time to time and, if appropriate and consistent with the Company's compensation philosophy, may recommend in the future that actions be taken to maximize the amount of compensation expense that is deductible to the Company.

                                     Members of the Executive Compensation
                                      Committee:

                                              R. W. Vieser, Chairman
                                              David H. Blake
                                              Samuel B. Casey, Jr.
                                              Rawles Fulgham

  The foregoing Report on Executive Officer Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. There were no Committee interlocks.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

  The following table reflects the cash and non-cash compensation paid or accrued for the Chief Executive Officer and below named executive officers of the Company for fiscal 1996.

                                                                 LONG TERM COMPENSATION
                                                              -----------------------------
                                   ANNUAL COMPENSATION               AWARDS         PAYOUTS
                              ------------------------------  --------------------- -------
                                                              RESTRICTED SECURITIES
                                                OTHER ANNUAL    STOCK    UNDERLYING  LTIP    ALL OTHER
        NAME AND               SALARY   BONUS   COMPENSATION    AWARDS    OPTIONS   PAYOUTS COMPENSATION
 PRINCIPAL POSITION(1)   YEAR   ($)      ($)       ($)(2)        ($)         #        ($)      ($)(3)
 ---------------------   ---- -------- -------- ------------  ---------- ---------- ------- ------------
J. L. Jackson........... 1996 $541,672 $350,000   $ 56,349       $ 0       34,250     $ 0     $20,967
 Chairman and Chief      1995 $491,667 $500,000   $112,300       $ 0       72,800     $ 0     $36,900
 Executive Officer       1994 $450,000 $210,000   $ 78,365       $ 0       71,500     $ 0     $25,002
Gene E. Leeson(4)....... 1996 $315,000 $      0   $      0       $ 0            0     $ 0     $ 4,356
 Vice Chairman           1995 $310,833 $236,300   $ 88,141       $ 0       44,400     $ 0     $28,342
                         1994 $287,513 $ 96,700   $      0       $ 0       40,000     $ 0     $     0
Donald C. Mielke........ 1996 $310,417 $164,500   $ 23,372       $ 0       35,300     $ 0     $ 9,464
 President and Chief     1995 $249,584 $196,900   $ 71,141       $ 0       50,300     $ 0     $16,735
 Operating Officer       1994 $210,000 $ 71,141   $      0       $ 0       30,000     $ 0     $     0
Juan M. Bravo........... 1996 $229,000 $160,000   $ 53,023(5)    $ 0       24,000     $ 0     $10,380
 Vice President-         1995 $204,000 $ 68,000   $  8,209       $ 0        5,000     $ 0     $ 2,301
 Division President      1994 $ 17,000 $ 90,000   $      0       $ 0            0     $ 0     $     0
Thomas R. Hurst......... 1996 $185,833 $125,000   $ 27,322       $ 0       15,200     $ 0     $ 8,805
 Vice President-         1995 $177,600 $116,000   $ 42,144       $ 0       15,200     $ 0     $11,118
 Division President      1994 $165,000 $106,000   $      0       $ 0       15,000     $ 0     $     0
Graham L. Adelman....... 1996 $200,000 $ 82,400   $ 29,333       $ 0       13,500     $ 0     $ 5,603
 Sr. Vice President      1995 $ 53,846 $ 30,000   $ 10,659       $ 0       26,800     $ 0     $ 1,980
 General Counsel and     1994 $      0 $      0   $      0       $ 0            0     $ 0     $     0
  Secretary

--------
(1) Prior to December 1995, Mr. Jackson had also been President of the Company and Mr. Mielke had been Senior Vice President-Finance and Administration. Mr. Bravo was hired in October 1994 as President of Refractarios Mexicanos, S.A. de C.V. and in March 1996 was elected a Vice President of the Company. Mr. Adelman became an employee and officer of the Company in July 1995.
(2) Represents a discount on phantom Stock Units deemed purchased with incentive compensation deferred under the Company's Deferred Compensation Plan and on an actuarially determined pension benefit attributable to the amount deferred. The Deferred Compensation Plan provides that Stock Units, which have a value equivalent to that of a share of Common Stock, may be deemed purchased with deferred incentive plan payouts for 75% of the average closing price of Common Stock over a specified period of time prior to an annual purchase date. Stock Units are not distributable until retirement or termination. Distributions may be made in shares of Common Stock, if approved by the Executive Compensation Committee, or in cash equivalent to the market value at the time of distribution of such shares. This column does not include the value of perquisites and other personal benefits because the aggregate value of such compensation did not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus.
(3) Consists of a nonqualified pension benefit attributable to the amount of incentive compensation deferred under the Company's Deferred Compensation Plan and of contributions of $1,917 for Mr. Jackson, $4,356 for Mr. Leeson, $3,852 for Mr. Mielke, $1,820 for Mr. Bravo, and $1,830 for Mr. Hurst made by the Company during 1996 under its Deferred Savings Plan to match contributions made by these officers to their accounts.
(4) Compensation paid to Mr. Leeson and to his estate upon his death in October 1996.
(5) Includes payments made as a result of Mr. Bravo's relocation from Mexico.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table summarizes options granted during fiscal 1996 to the executive officers named in the Summary Compensation Table, and the potential value of the shares subject to such options upon their expiration in July 2006.

                                                                                   POTENTIAL
                          NUMBER OF   % OF TOTAL                          REALIZABLE VALUE AT ASSUMED
                         SECURITIES    OPTIONS                            ANNUAL RATES OF STOCK PRICE
                         UNDERLYING   GRANTED TO  EXERCISE OR            APPRECIATION FOR OPTION TERM
                           OPTIONS   EMPLOYEES IN BASE PRICE  EXPIRATION -----------------------------
 NAME                    GRANTED (1) FISCAL YEAR   ($/SHARE)     DATE         5%             10%
 ----                    ----------- ------------ ----------- ----------      --       ---------------
J. L. Jackson...........   34,250        9.2%      $17.1875   7-16-2006  $     370,213 $       938,191
Gene E. Leeson..........      n/a        n/a            n/a         n/a            n/a             n/a
Donald C. Mielke........   18,750        5.0%      $17.1875   7-16-2006  $     202,671 $       513,608
Juan M. Bravo...........   24,000        6.5%      $17.1875   7-16-2006  $     259,419 $       657,419
Thomas R. Hurst.........   11,500        3.1%      $17.1875   7-16-2006  $     124,305 $       315,013
Graham L. Adelman.......   13,500        3.6%      $17.1875   7-16-2006  $     145,923 $       367,798
All Shareholders (2)....................................................  $818,066,377 $ 1,302,633,984

--------
(1) Options granted on July 17, 1996, and exercisable in full on January 17, 1997.
(2) The Potential Realizable Value for All Shareholders represents the aggregate value at the end of 10 years of all Common Stock outstanding on December 31, 1996, which then had a value of $502,221,791, assuming the same rates of appreciation used to calculate the Potential Realizable Value of shares subject to the stock options summarized in the table. Such information is shown for comparison purposes only and does not represent an estimate or prediction of future Common Stock price.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE TABLE

  The following table summarizes the value at October 31, 1996, of all the shares subject to options granted to the named executive officers of the Company.

                                                                                         POTENTIAL
                                                 NUMBER OF SECURITIES           REALIZABLE VALUE AT ASSUMED
                                                UNDERLYING UNEXERCISED          ANNUAL RATES OF STOCK PRICE
                           SHARES             OPTIONS AT FISCAL YEAR END       APPRECIATION FOR OPTION TERM
                         ACQUIRED ON  VALUE   ------------------------------   -----------------------------
                          EXERCISE   REALIZED EXERCISABLE     UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
 NAME                        (#)       ($)        (#)              (#)              ($)            ($)
 ----                    ----------- -------- -------------   --------------   -----------------------------
J. L. Jackson...........        0    $      0         171,300          43,250   $      819,781 $      103,797
Gene E. Leeson..........   70,248    $611,524         119,634               0   $      743,167 $            0
Donald C. Mielke........        0    $      0          87,800          21,250   $      351,469 $       39,453
Juan M. Bravo...........        0    $      0           5,000          24,000   $       14,063 $       34,500
Thomas R. Hurst.........        0    $      0          39,950          12,750   $      226,781 $       26,063
Graham L. Adelman.......   26,800    $202,675               0          13,500   $            0 $       19,406

--------
(1) The fiscal year end value of the Common Stock was $18.625 per share.

                               RETIREMENT PLANS

  The estimated total annual retirement benefits payable at age 65 under Company pension plans in which Messrs. Jackson, Hurst, Mielke, Adelman and Bravo participate are set forth below. The retirement benefits of Messrs. Jackson and Mielke, who became employees of the Company in 1993, Mr. Bravo, who became an employee in 1994, and Mr. Adelman, who became an employee in 1995, will not become vested until they complete 5 years of vesting service. The chart illustrates benefits accrued to October 31, 1996.

        AVERAGE                            YEARS OF SERVICE
         ANNUAL            -------------------------------------------------------------------------
      COMPENSATION            5                  15                  25                  35
      ------------         -------             -------             -------             -------
           $                  $                   $                   $                   $
        200,000             16,387              41,027              77,747             114,468
        400,000             33,987              85,627             162,347             239,068
        600,000             51,587             130,227             246,947             363,668
        800,000             69,187             174,827             331,547             488,268
      1,000,000             86,787             219,427             416,147             612,868
      1,200,000            104,387             264,027             500,747             737,468

  Less than 10% of the amounts shown in the "Salary" and "Bonus" columns of the Summary Compensation Table for each of the named individuals is excluded in determining benefits. Years of credited service for the individuals named in the Summary Compensation Table are as follows: Mr. Jackson 3 years, Mr. Mielke 3.33 years, Mr. Bravo .83 years, Mr. Hurst 33.75 years, and Mr. Adelman
1.25 years.

  Benefits are computed as straight-life annuity amounts which may be paid in various forms. Amounts shown in the pension plan table reflect a partial offset for estimated Social Security benefits.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  Pursuant to the Company's 1992 Stock Compensation Plan, in the event of an impending merger, reorganization, or liquidation of the Company, or sale of substantially all of its business or property, the Board may, at its discretion and without shareholder approval, declare some or all outstanding options to be immediately exercisable in full without regard to prescribed vesting periods.

  Pursuant to the 1992 Stock Compensation Plan, in the event of a change in control of the Company without approval of a majority of the members of the Board of Directors in office immediately prior to the event, all restrictions on outstanding shares of restricted stock immediately lapse if related option shares have not been disposed of prior to such change in control.

                               PERFORMANCE GRAPH

  The graph set forth below compares the cumulative total returns for Global's Common Stock , the Standard & Poor's Small Cap 600 Index, and a Peer Group comprised of A.P. Green Industries, Inc., Minerals Technologies Inc., Ingersoll-Rand Company, Cooper Industries, Inc., Harnischfeger Industries, Inc., and Oglebay Norton Company for the period August 3, 1992 (first day of public trading of the Common Stock) through October 31, 1996. The graph assumes an investment on August 3, 1992 of $100 in each of the Company's Common Stock, the stocks comprising the Standard & Poor's Small Cap 600 Index, and the common stocks of the Peer Group companies, and that all paid dividends were reinvested.



                                     LOGO

                                                  CUMULATIVE TOTAL RETURN
                                             ----------------------------------
                                             8/92 10/92 10/93 10/94 10/95 10/96
                                             ---- ----- ----- ----- ----- -----
GLOBAL INDUSTRIAL TECHNOLOGIES, INC......... 100    84   138   137   188   204
S&P SMALLCAP 600............................ 100   104   139   134   163   202
PEER GROUP.................................. 100   100   122   107   109   131

  The Performance Graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matter to be presented for action at the meeting.

                     INFORMATION ON INDEPENDENT ACCOUNTANTS

  The Board of Directors has designated the firm of Price Waterhouse LLP as independent accountants of the Company for the 1997 fiscal year. No member of Price Waterhouse LLP or any of its associates has any financial interest in the Company or its affiliates. A representative of Price Waterhouse LLP will be present at the Annual Meeting to answer appropriate questions from the shareholders and will be afforded an opportunity to make any statement on behalf of Price Waterhouse LLP that he may desire.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers and Directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) reports they file.

  Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required for certain executive officers, the Company believes that all filing requirements under Section 16(a) applicable to its officers, Directors and greater than 10% beneficial owners were complied with during fiscal 1996, with the exception of a statement of initial ownership that was filed on December 4, 1996, by Mr. George W. Pasley who was elected Vice President, Communications and Investor Relations, of the Company in September 1996.

                            EXPENSE OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. In addition, the Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses in forwarding proxies and proxy material to beneficial owners. Solicitations may further be made by officers and regular employees of the Company, without additional compensation, by use of the mails, telephone, telegraph or by personal calls. The Company has retained Morrow & Co. Inc., New York, New York, to assist in the solicitation at a cost of $10,000, plus reasonable out-of-pocket expenses.

               SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

  In order for a shareholder proposal to be included in the proxy and proxy statement of the Company relating to a meeting of shareholders, a shareholder proponent must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. A proposal intended to be presented by a shareholder at the 1998 Annual Meeting must be received by the Secretary of the Company at its principal executive offices not later than September 30, 1997. If not received by such date, pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, a shareholder proposal shall not be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Shareholders to be held March 18, 1998.

  The Restated Certificate of Incorporation of the Company sets forth the procedure to be followed by a shareholder who wishes to bring certain business before an annual meeting. Generally, only a shareholder of record entitled to vote at the meeting may make a proposal and must do so by means of a written notice setting forth, as to each matter proposed, a brief description of the business desired to be brought before the meeting and the reasons therefor. The notice must be directed to the Secretary of the Company and delivered to its principal executives offices not less than 50 days prior to the meeting; provided, that in the event that less than 50 days notice is given to the shareholder by the Company of the annual meeting, such notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed by the Company. Any material interest such shareholder has in any such matter, as well as the shareholder's name and address as they appear in the Company's books and the class and number of shares of capital stock of the Company owned by the shareholder beneficially and of record, is also required to be stated. The Chairman of the Annual Meeting shall determine whether, based upon the facts presented, any business is properly brought before the meeting.

                                 ANNUAL REPORT

  A summary annual report of the Company for the fiscal year ended October 31, 1996, has been mailed to shareholders.

                             FINANCIAL STATEMENTS

  Consolidated financial statements of the Company and its subsidiaries are contained in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, which is being delivered with this Notice and Proxy Statement.

  The foregoing notice and proxy statement are sent by order of the Board of
                                  Directors.

[ ]

The Board of Directors recommends a vote FOR the nominees named below:

1. Election of two Class II
   Directors

FOR all nominees
named below        [X]

WITHHOLD AUTHORITY to vote
for all nominees named below.   [X]

*EXCEPTIONS   [X]

Nominees: J. L. Jackson and Rawles Fulgham

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ___________________________________________________________________



Change of Address or
Comments Mark Here    [X]

The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Dated: _____________________________________________________ 199 _____


______________________________________________________________________
                              Signature

______________________________________________________________________
                              Signature

Votes must be indicated
(x) in Black or Blue Ink.  [X]

                   (Please sign, date and return this proxy
                  in the enclosed postage prepaid envelope.)




                     GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

          This proxy is Solicited on Behalf of the Board of Directors

     S. B. CASEY, JR. and GRAHAM L. ADELMAN, or any of them, with power of substitution to each, are hereby authorized to represent the undersigned at the Annual Meeting of Shareholders of GLOBAL INDUSTRIAL TECHNOLOGIES, INC., to be held at the Horchow Auditorium, Dallas Museum of Art, 1717 North Harwood, Dallas, Texas, on March 19, 1997 at 10:00 a.m., and to vote the number of shares which the undersigned would be entitled to vote if personally present on all matters properly coming before the meeting or any adjournment or postponement thereof.

     Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of the persons nominated to serve as Directors and will vote in their discretion on any other matters properly coming before the meeting.

     The Board of Directors recommends a vote "FOR ELECTION OF" the persons nominated to serve as Directors.


(Continued and to be dated and signed on the reverse side.)


GLOBAL INDUSTRIAL TECHNOLOGIES, INC.
P.O. BOX 11149
NEW YORK, N.Y. 10203-0149